Exhibit 10.01

February 3, 2014

Mark Garfield

Dear Mark,

We are delighted to offer you the position of Senior Vice President, Chief Accounting Officer at Symantec Corporation, Mountain View, reporting to Thomas Seifert. You are joining a talented and passionate team driven to protect the world’s information and the people who use it. We do work that matters and we are confident you will find rewarding opportunities with us.

Start Date

When your first day of employment is determined, please contact Bettina Koblick.

Salary

Your starting annual base salary will be $350,000.00.

Symantec Annual Executive Incentive Plan

Based on your position, you will participate in the Symantec Annual Executive Incentive Plan, an incentive program that rewards achievement of Symantec Corporation’s financial objectives as well as your individual performance. At 100% of company and individual performance, you will be eligible to receive an additional 60% of your annual base salary, prorated based on your date of hire. To receive the bonus, you must satisfy the requirement of the Symantec Annual Executive Incentive Plan. Details of the Plan will be available to you once you begin your employment.

Sign-On Bonus

In addition to your salary, you will receive a sign-on bonus in the amount of $150,000.00 (less withholding allowances), which will be advanced to you following your initial 30 days of employment. In the event you voluntarily resign (or we terminate your employment for cause, which includes poor performance) before one year from your start date, you agree to repay this bonus. To help repay it, you authorize Symantec to withhold the bonus amount from your final pay and from other money that may be due to you. Examples could include final wages, accrued but unused paid time off benefits, expense reimbursements or unpaid commissions. If required by applicable law, you agree to sign a separate authorization for such deductions. If you still owe us any portion of the advance after deductions, or if no deductions were taken, you agree to pay Symantec the outstanding amount within 30 days of your last day of employment.

Symantec Corporation World Headquarters — 350 Ellis Street Mountain View, CA 94043 United States — Phone: +1 650-527-8000

You also agree that, if you do not repay, and we must take legal action to recover all or any portion of the advance from you, you could also be responsible for reasonable attorneys’ fees, costs of suit and any collection expenses.

Equity Grants

You will be granted Restricted Stock Units (RSUs) of Symantec common stock valued at $400,000.00 at the time of grant. The grant occurs after your hire date, and the number of RSUs to be granted will be calculated based on the 20-day trailing average of the value of Symantec’s stock as of the end of the month prior to the grant date. This RSU grant has a 4-year vesting schedule with 50% of the shares vesting on a designated vest date approximately 2 years from the grant date. The remainder will vest annually at a 25% rate on designated annual vest dates. Details regarding your RSU grant date, pricing and vesting schedule will be provided at the time you receive your grant.

In addition, we have determined a long-term incentive target in the amount of $1,000,000.00 for your position to be granted in fiscal 2015. Of the total value, we anticipate $500,000 will be granted in the form of Performance-based Restricted Stock Units under the terms of the plan to be approved for all executives for fiscal 2015 and $500,000 will be granted in the form of time-vested Restricted Stock Units with 4-year vesting. We expect both of these grants will be made to you in 2014 at the beginning of Symantec’s fiscal 2015 at the time of our annual executive grant under the terms of the company’s existing plans.

Relocation Assistance

Symantec will provide you with relocation assistance. Review the attached Relocation Agreement and sign to confirm your acceptance. Please return it with this offer letter. If you have questions, contact your recruiter.

Benefits

You are eligible to participate in a wide variety of generous employee benefit plans, including Symantec’s Stock Purchase Plan, matching 401(k) savings and investment plan, and health insurance, among many others. For information on your Symantec U.S. Benefits, please visit our www.symantecbenefits.com website. Choosing the right combination of benefits is an important personal decision. Use this site to learn your options and discuss your current and future needs with your family. After your start date, you can enroll in the benefits that best fit your life.

Proprietary Information

The attached Symantec Confidentiality and Intellectual Property Agreement must be signed and returned with your offer letter. It requires that you represent and warrant to us that: 1) you are not subject to any terms or conditions that restrict or may restrict your ability to carry out your duties for Symantec; 2) you will not bring with you any confidential or proprietary material of any former employer; and 3) you will hold in confidence any proprietary information received as an employee of Symantec and will assign to us any inventions that you make while employed by Symantec.

Company Policies

As a Symantec employee, you agree to comply with all applicable Company policies, including but not limited to, our Code of Conduct.

Symantec Corporation World Headquarters — 350 Ellis Street Mountain View, CA 94043 United States — Phone: +1 650-527-8000

Employment Status

This letter does not constitute a contract of employment for any specific period of time but creates an “employment at will” relationship. This means that you do not have a contract of employment for any particular duration. You are free to resign at any time. Similarly, Symantec is free to terminate your employment at any time for any reason with or without cause. Any statements or representation to the contrary, or contradicting any provisions of this letter, are superseded by this offer. Participation in any of Symantec’s stock or benefit programs is not assurance of continued employment for any particular period of time. Any modification of this form must be in writing and signed by the Company CEO.

Federal law requires that Symantec document an employee’s authorization to work in the United States. To comply, Symantec must have a completed Form I-9 for you on your first working day. You agree to provide Symantec with documentation required by the Form I-9 to confirm you are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, contact your recruiter.

Please review this offer and confirm your acceptance by the end of business on Friday, February 7 by signing in the space indicated below, and either emailing (scanning) to USOnboarding@symantec.com or faxing to (650) 429-5252.

This offer is contingent upon successful completion of your background check. Should you have any questions on this offer, do not hesitate to call Brent Powell at 408-439-8413or the HR helpdesk at 1-800-497-2580.

Mark, we are very pleased to have you come to work at Symantec. We will continue to be the leading force in protecting the world’s information and people—and we look forward to you joining us to make a difference in the world.

Sincerely,

Jesse Connell

Vice President, Global Talent Acquisition

I accept the offer of employment stated in this letter,

/s/ MARK GARFIELD Mark Garfield	02/05/14 Date

BP/JR

Symantec Corporation World Headquarters — 350 Ellis Street Mountain View, CA 94043 United States — Phone: +1 650-527-8000